As filed with the Securities and Exchange Commission on July 16, 2013

Registration no. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cooper-Standard Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-1945088
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

39550 Orchard Hill Place Drive

Novi, MI 48375

(248) 596-5900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy W. Hefferon, Esq.

Vice President, General Counsel and Secretary

Cooper-Standard Holdings Inc.

39550 Orchard Hill Place Drive

Novi, MI 48375

(248) 596-5900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Larry A. Barden, Esq.

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

(312) 853-7000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	3,548,904(1)	$46.67(2)	$165,627.349.68(2)	$22,591.57

(1)	Represents the number of shares of common stock issuable upon conversion of the registrant’s 7% cumulative participating convertible preferred stock, par value $0.001 per share, assuming a full quarter of accrued and unpaid dividends at the time of conversion. The 7% cumulative participating convertible preferred stock was privately placed to investors and issued to certain of our officers and key employees in connection with the registrant’s emergence from bankruptcy on May 27, 2010 and certain shares were issued as a dividend payment on outstanding shares of 7% preferred stock. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include such indeterminate number of shares of common stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales price of our common stock as of July 12, 2013 as reported on the Over-the-Counter Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 16, 2013

Prospectus

3,548,904 Shares of Common Stock

Offered by the Selling Security Holders

From time to time, this prospectus may be used by the selling security holders identified in this prospectus to sell up to 3,548,904 shares of our common stock, par value $0.001 per share (the “common stock”), which are issuable upon conversion of the 810,382 outstanding shares of our 7% cumulative participating convertible preferred stock, par value $0.001 per share (the “7% preferred stock”), assuming a full quarter of accrued and unpaid dividends on the 7% preferred stock at the time of conversion. You should read this prospectus and the applicable supplements carefully before you invest.

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares of common stock by the selling security holders. It is anticipated that the selling security holders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. See “Plan of Distribution.”

Our common stock is currently traded on the Over-the-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the symbol “COSH.” On July 12, 2013, the last sale price of our common stock was $46.67 per share.

We are in the process of seeking to list our common stock on the New York Stock Exchange (“NYSE”). If the NYSE approves the listing of our common stock, we intend to exercise our right to cause the mandatory conversion of all outstanding shares of 7% preferred stock into the applicable number of shares of common stock per holder in accordance with the Certificate of Designations governing the 7% preferred stock as soon as practical after all conditions to such a mandatory conversion have been satisfied. We cannot assure you that the NYSE will approve the listing of our common stock or if or when all conditions will be met that would permit us to cause the mandatory conversion of the outstanding 7% preferred stock.

Investing in our common stock involves significant risks. You should carefully consider the matters discussed under and incorporated by reference into the section entitled “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2013

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). We will not receive any proceeds from the sales of any of the common stock sold by the selling security holders. This prospectus provides you with a general description of our common stock that the selling security holders may offer hereunder. Our common stock may be sold by the selling security holders directly to purchasers, through agents, to or through underwriters, through dealers or through a combination of such methods of sale. Specific information about the terms of an offering by any selling security holder may be included in a prospectus supplement relating to each offering of common stock. The prospectus supplement may also add, update, or change information included in this prospectus, including, but not limited to, adding additional selling security holders or additional information regarding selling security holders. You should read both this prospectus and any accompanying prospectus supplement, together with additional information described below under the caption “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or amendment. We and the selling security holders have not authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any state or jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, and the documents incorporated by reference in either this prospectus or any prospectus supplement is accurate only as of their respective dates.

Before you invest in our common stock, you should read carefully the registration statement (including the exhibits thereto) of which this prospectus and any accompanying prospectus supplement form a part, this prospectus, any accompanying prospectus supplement and the documents incorporated by reference into this prospectus or any accompanying prospectus supplement. The incorporated documents are described under “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.”

Unless the context requires otherwise, references in this prospectus or in any accompanying prospectus supplement or amendment to “Cooper-Standard,” the “Company,” “we,” “us,” “our” or similar terms refer to Cooper-Standard Holdings Inc. and all of its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights information about us that is contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that may be important to you. Before making an investment decision, you should read carefully the entire prospectus, including the section entitled “Risk Factors,” any accompanying prospectus supplement and the information incorporated by reference into this prospectus and any accompanying prospectus supplement, including our consolidated financial statements and related notes.

Our Business

We are a leading manufacturer of fluid handling, body sealing, and Anti-Vibration Systems (“AVS”) components, systems, subsystems, and modules. Our products are primarily for use in passenger vehicles and light trucks that are manufactured by global automotive original equipment manufacturers (“OEMs”) and replacement markets. We conduct substantially all of our activities through our subsidiaries.

We believe that we are the largest global producer of body sealing systems, the second largest global producer of the types of fluid handling products that we manufacture and one of the largest North American producers of AVS products. We design and manufacture our products in each major region of the world through a disciplined and sustained approach to engineering and operational excellence. We operate in 69 manufacturing locations and nine design, engineering, and administrative locations in 19 countries around the world.

Approximately 78% of our sales in 2012 were to OEMs, including Ford Motor Company, General Motors Company, Fiat/Chrysler, Volkswagen/Audi Group, Renault/Nissan, PSA Peugeot Citroën, Daimler, BMW, Toyota, Volvo, Jaguar/Land Rover and Honda. The remaining 22% of our 2012 sales were primarily to Tier I and Tier II automotive suppliers and non-automotive manufacturers. In 2012, our products were found in 19 of the 20 top-selling models in North America and in 19 of the 20 top-selling models in Europe. Our principal executive offices are located at 39550 Orchard Hill Place Drive, Novi, Michigan 48375, and our telephone number is (248) 596-5900. Additional information is available at our website at www.cooperstandard.com. The information contained on or accessible through our web site is not part of this prospectus.

Risk Factors

Investing in our common stock involves significant risk. Before making a decision to invest in our common stock, you should consider carefully (i) the specific risks related to our common stock set forth under “Risk Factors” in this prospectus, (ii) the risks relating to our business, which are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and (iii) all of the information contained in or incorporated by reference into this prospectus, including the specific statements under the caption “Risk Factors” in reports we file with the SEC after the date of this prospectus and which are incorporated by reference herein.

NYSE Listing of Common Stock; Mandatory Conversion of 7% Preferred Stock

We are in the process of seeking to list our common stock on the NYSE. If the NYSE approves the listing of our common stock, we intend to exercise our right to cause the mandatory conversion of all outstanding shares of 7% preferred stock into the applicable number of shares of common stock per holder in accordance with the Certificate of Designations governing the 7% preferred stock as soon as practical after all conditions to such a mandatory conversion have been satisfied. We cannot assure you that the NYSE will approve the listing of our common stock or if or when all conditions will be met that would permit us to cause the mandatory conversion of the outstanding 7% preferred stock.

Equity Tender Offer

On May 8, 2013, pursuant to our offer to purchase for cash shares of our common stock, we accepted, on a pro rata basis, 4,651,162 shares of common stock at a purchase price of $43.00 per share, for an aggregate cost of approximately $200 million. The number of shares of common stock purchased by us represented approximately 26.1 percent of our outstanding shares of common stock as of April 30, 2013. We used the proceeds from the issuance of our Senior PIK Toggle Notes due 2018 (the “PIK Toggle Notes”), together with cash on hand, to finance the purchase of shares of common stock pursuant to the equity tender offer. See “Description of Certain Indebtedness—Senior PIK Toggle Notes due 2018.”

Our Reorganization

On August 3, 2009, we along with our U.S. subsidiaries (the “debtors”) filed voluntary petitions for chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On August 4, 2009, our Canadian subsidiary, Cooper-Standard Automotive Canada Limited (“CSA Canada”), sought relief under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice in Toronto, Ontario, Canada. The debtors and CSA Canada emerged from their respective insolvency proceedings on May 27, 2010.

As part of our emergence from chapter 11, we raised $450 million through the issuance of our 8 1/2% senior notes due 2018 (the “2018 Notes”) and entered into a $125 million senior secured asset-based revolving credit facility with certain agent and lending banks, which we amended and restated in April 2013. In addition, we raised $355 million through the issuance of (i) $100 million of our 7% preferred stock, by issuing one million shares of 7% preferred stock to certain creditors pursuant to the commitment agreement that provided for the backstop of the rights offering (the “Backstop Parties”), and (ii) $255 million of our common stock to the Backstop Parties and holders of our prepetition 8 3/8% senior subordinated notes due 2014 (the “prepetition senior subordinated notes”) pursuant to our rights offering. The Backstop Parties also received warrants to purchase 7% of our common stock (assuming the conversion of our 7% preferred stock) for their commitment to backstop the rights offering. In addition, 41,664 shares of restricted 7% preferred stock were issued to certain of our officers and key employees. In July 2010, we also issued 10,780 shares of 7% preferred stock as a dividend payment on our then-outstanding 7% preferred stock. All subsequent dividends on our 7% preferred stock have been paid in cash.

In connection with our emergence from chapter 11, amounts outstanding under our $175 million debtor-in-possession financing facility and $639.6 million of claims under our prepetition credit facility (the “prepetition credit facility”) were paid in full in cash. Holders of our prepetition 7% senior notes due 2012 (the “prepetition senior notes”) were also paid in full in cash, except that the Backstop Parties received a distribution of our common stock in lieu of the cash payment for certain of their prepetition senior note claims. Holders of our prepetition senior subordinated notes were issued 8% of our outstanding common stock and warrants to purchase, in the aggregate, 3% of our outstanding common stock (in each case, assuming the conversion of our 7% preferred stock). In addition, our obligations under both our prepetition senior notes and our prepetition senior subordinated notes were cancelled. See “Description of Capital Stock” for a more detailed description of our equity securities.

Accounting Impact of Emergence from Chapter 11

In accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification 852, “Reorganizations,” we adopted “fresh-start” accounting upon our emergence from bankruptcy and became a new entity for financial reporting purposes as of June 1, 2010. Accordingly, the consolidated financial statements for the reporting entity subsequent to emergence from bankruptcy (the “Successor”) are not comparable to the consolidated financial statements for the reporting entity prior to emergence from bankruptcy (the “Predecessor”).

The Offering

Below is a summary of the offering of common stock that may be made by the selling security holders pursuant to this prospectus.

Offered by the selling security holders	3,548,904 shares of our common stock issuable to holders of our 7% preferred stock upon conversion of their preferred stock.

Outstanding prior to and after the offering(1)	13,139,513

Outstanding prior to and after the offering, diluted(2)	20,030,696

Use of Proceeds	We will not receive any of the proceeds from the sale of the common stock offered hereby by the selling security holders. See “Use of Proceeds.”

OTC Bulletin Board Symbol	COSH

Risk Factors	Investing in our common stock involves significant risks. You should carefully consider the matters discussed under and incorporated by reference into the section entitled “Risk Factors” beginning on page 4 of this prospectus and all other information contained in or incorporated by reference into this prospectus before investing in our common stock.

(1)	Reflects the total number of outstanding shares of our common stock as of June 30, 2013 without giving effect to shares of our common stock that may be issued upon the conversion of outstanding shares of our 7% preferred stock or upon the exercise of outstanding warrants, options to purchase shares of our common stock or any restricted stock units granted.
(2)	Reflects the total number of outstanding shares of our common stock as of June 30, 2013, plus 3,548,904 shares issuable upon the conversion of our 7% preferred stock (conversion based on 810,382 shares of 7% preferred stock outstanding), 2,010,949 shares of common stock issuable upon the exercise of our warrants and 1,331,300 shares of our common stock that may be issued to certain of our officers and key employees and directors upon the exercise of options and restricted stock units.

RISK FACTORS

Investing in shares of common stock that may be offered by this prospectus involves significant risk. Before making a decision to invest in our common stock, you should consider carefully (i) the specific risks related to our equity securities described below, (ii) the risks relating to our business, which are incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and (iii) all of the information contained in or incorporated by reference into this prospectus, including the specific statements under the caption “Risk Factors” in any reports we file with the SEC after the date of this prospectus and which are incorporated by reference herein. These risks are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may adversely affect us and your investment. If any of these risk or uncertainties materialize, our business, financial condition or results of operations could be materially adversely affected.

Risks Related to Our Common Stock

Our common stock is currently quoted on the OTC Bulletin Board, which may limit the liquidity and price of our common stock more than if our common stock was quoted or listed on a national securities exchange.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”), an inter-dealer automated quotation system. To date, there has been a limited trading market for our common stock on the OTC Bulletin Board, with average daily trading volume in the past three months of approximately 18,111 shares as of July 12, 2013. Although our common stock is quoted on the OTC Bulletin Board, only a limited trading market has developed for the purchase and sale of our common stock and a more liquid market may not develop. We cannot predict how liquid the market for our common stock might become. In addition, there are risks associated with trading securities quoted on the OTC Bulletin Board compared to securities traded on a national securities exchange, including limited availability of order information and market data, liquidity risks and communications risks.

We are in the process of seeking to list our common stock on the NYSE. If the NYSE approves the listing of our common stock, a more liquid trading market for our common stock may develop. We cannot assure you that the NYSE will approve the listing of our common stock.

The price of our common stock has been and may continue to be volatile, and such volatility could adversely affect our business and cause our stockholders to suffer significant losses.

There is a limited trading market for our common stock, and its price may be volatile in the indefinite future. Since trading of our common stock began quotation on the OTC Bulletin Board on May 25, 2010, the high and low sale prices of our common stock through July 12, 2013 were $52.00 and $27.45, respectively. The price at which our common stock will trade may be volatile due to various factors, many of which are beyond our control, including the following:

•	changes in our industry or the auto industry generally;

•	increased competition and competitive pricing pressures;

•	our ability to execute our business plan;

•	litigation and government investigations;

•	changes or proposed changes in governmental regulations affecting our business;

•	additions or departures of key personnel;

•	market conditions in the broader stock market;

•	limited “public float” in the hands of a small number of persons, whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•	actual or anticipated fluctuations in our financial condition or annual or quarterly results of operations;

•	changes in investors’ and financial analysts’ perception of the business risks and conditions of our business;

•	changes in, or our failure to meet, earnings estimates and other performance expectations of investors or financial analysts;

•	commentary or recommendation changes by equity research analysts, or the announcement of any changes to our credit rating;

•	changes in the market valuations of companies in our industry viewed as similar to us;

•	future sales of our common stock;

•	conversions of our 7% preferred stock or the exercise of our warrants;

•	the granting or exercise of employee stock options or other equity awards;

•	general market and economic conditions world-wide, and in particular in countries where we have operations or sales; and

•	realization of any of the risks described or referred to in this prospectus (or in reports we file with the SEC) under “Risk Factors.”

In addition, the equity markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may result in a material decline in the market price of our common stock and it may be difficult for you to sell your shares at an attractive price.

We have no present intention to pay dividends on our common stock and, even if we change that policy, we may be unable to pay dividends on our common stock.

We have not paid any dividends to date on our common stock and we do not currently anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and invest in our business. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. In addition, the covenants of the credit agreement governing our senior ABL facility (as defined elsewhere in this prospectus) and the indentures governing our 2018 Notes and PIK Toggle Notes limit our ability to pay dividends on our common stock and limit the ability of our subsidiaries to pay dividends to us. Furthermore, we are permitted under our senior ABL facility and the indentures governing our 2018 Notes and PIK Toggle Notes to incur additional indebtedness, which in turn may severely restrict or prohibit the payment of dividends. Our future dividend policy will also depend on the limitations of financing instruments and arrangements to which we may become a party.

If we change that policy and commence paying dividends, we will not be obligated to continue paying those dividends and our stockholders will not be guaranteed, or have contractual or other rights, to receive dividends. If we commence paying dividends in the future, our board of directors may decide, in its discretion, at any time, to decrease the amount of dividends, otherwise modify or repeal the dividend policy or discontinue entirely the payment of dividends. Furthermore, Cooper-Standard Holdings Inc. is a holding company with no significant operations or material assets other than the equity interests it holds in its subsidiaries through which Cooper-Standard Holdings Inc. conducts all of its business operations. As a result, its ability to pay dividends is dependent on the generation of cash flow by its subsidiaries and their ability to make such cash available, by dividend or otherwise. Under the Delaware General Corporate Law, as amended (the “DGCL”), our board of directors may not authorize the payment of a dividend unless it is either paid out of our surplus, as calculated in accordance with the DGCL, or if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Sales of large amounts of our common stock or the perception that sales could occur may depress our stock price.

In connection with our emergence from bankruptcy, we issued 17,489,693 shares of common stock, 1,041,664 shares of 7% preferred stock (including 41,664 shares issued to certain of our officers and key employees ) and 2,419,753 warrants to purchase shares of our common stock. In July 2010, we also issued 10,780 shares of 7% preferred stock as a dividend payment on our 7% preferred stock. As of June 30, 2013, we had 13,139,513 shares of common stock outstanding, without giving effect to the shares issuable upon the conversion of our 7% preferred stock or issuable upon the exercise of our warrants. As of the same date, 810,382 shares of 7% preferred stock were outstanding and 2,010,949 warrants were issued and outstanding. 3,548,904 shares of common stock are issuable upon conversion of our 7% preferred stock and 2,010,949 shares of common stock are issuable upon exercise of the warrants. We have also issued shares of restricted common stock and options to acquire common stock to our directors, officers and certain employees. We have previously registered certain shares of our common stock, 7% preferred stock and warrants on behalf of certain selling security holders which may be sold pursuant to our previously filed and effective registration statement on Form S-3 (File No. 333-175637). Sales of large blocks of shares of our common stock, whether as resales, upon the conversion of our 7% preferred stock or upon the exercise of our warrants, in the public market could lower our stock price and impair our ability to raise funds in future stock offerings.

We may in the future seek to raise funds through equity offerings, which could have a dilutive effect on our common stock.

In the future we may determine to raise capital through offerings of our common stock, securities convertible into our common stock or rights to acquire these securities or our common stock. Our board of directors is authorized to create and issue from time to time up to 10,000,000 shares of preferred stock (the “preferred stock”) in one or more series with stock powers, preferences and rights, including rights to convert into our common stock, except that we cannot issue any series of preferred stock that ranks senior to, or on a parity with, our 7% preferred stock without the approval of holders of at least two-thirds of our 7% preferred stock. In any case, the result of sales of such securities would ultimately be dilutive to our common stock by increasing the number of shares outstanding. We cannot predict the effect this dilution may have on the price of our common stock.

There may be future sales or other dilution of our common stock, including from the conversion of our 7% preferred stock, the exercise of our warrants and options and the vesting of our restricted stock, which may materially adversely affect the market price of our common stock and negatively impact a holder’s investments.

We are not restricted from issuing additional common stock, including any securities that are convertible into or exercisable for, or that represent the right to receive, common stock or any substantially similar securities. Furthermore, we may issue additional preferred stock, except, if it ranks senior to, or on a parity with, our 7% preferred stock, we must obtain the consent of holders of two-thirds of our 7% preferred stock. In addition, quarterly dividends payable on our 7% preferred stock may be paid “in-kind,” at our option, in additional shares of 7% preferred stock. The market price of our common stock could decline as a result of sales of a large number of issuances of common stock, 7% preferred stock, warrants or similar securities in the market in the future or the perception that such issuances could occur. For example, if we issue preferred stock in the future that (i) has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, (ii) has voting rights that dilute the voting power of our common stock or (iii) is convertible into our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Each share of our 7% preferred stock is convertible into, and each warrant is exercisable for, at the option of the holder, shares of our common stock. The conversion or exercise of some or all of our 7% preferred stock or warrants, as applicable, will dilute the ownership interest of existing holders of our common stock. Any sales in the public market of our common stock issuable upon such conversion or exercise could adversely affect prevailing market prices of the outstanding shares of our common stock. In addition, the existence of our 7% preferred stock and warrants may encourage short selling or arbitrage trading activity by market participants because the conversion of our 7% preferred stock or exercise of our warrants could depress the price of our common stock.

Furthermore, grants of restricted common stock, restricted 7% preferred stock and options have been made to our officers and key employees under our management incentive and other employee incentive plans.

Together with these grants, there are currently outstanding 810,382 shares of our 7% preferred stock that are currently convertible into 3,548,904 shares of our common stock and warrants to purchase 2,010,949 shares of our common stock. Upon the vesting of restricted shares, the conversion of our 7% preferred stock or the exercise of warrants and options, these securities would have a dilutive effect on our outstanding shares of common stock.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. We make forward-looking statements in this prospectus and may make such statements in future filings with the SEC. We may also make forward-looking statements in our press releases or other public or stockholder communications. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, no assurances can be made that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are described or referred to under “Risk Factors” in this prospectus. The risks, uncertainties, and other important factors that could cause our actual results to differ materially from the forward-looking statements in this prospectus include, among others: cyclicality of the automotive industry with the possibility of further material contractions in automotive sales and production effecting the viability of our customers and financial condition of our customers; global economic uncertainty, particularly in Europe; loss of large customers or significant platforms; supply shortages; escalating pricing pressures and decline of volume requirements from our customers; our ability to meet significant increases in demand; availability and increasing volatility in cost of raw materials or manufactured components; our ability to continue to compete successfully in the highly competitive automotive parts industry; risks associated with our non-U.S. operations; foreign currency exchange rate fluctuations; our ability to control the operations of joint ventures for our benefit; the effectiveness of our lean manufacturing and other cost savings plans; product liability and warranty and recall claims that may be brought against us; work stoppages or other labor conditions; natural disasters; our ability attract and retain key personnel; our ability to meet our customers’ needs for new and improved products in a timely manner or cost-effective basis; the possibility that our acquisition strategy may not be successful; our legal rights to our intellectual property portfolio; environmental and other regulations; legal proceedings or commercial and contractual disputes that we may be involved in; the possible volatility of our annual effective tax rate; our ability to generate sufficient cash to service our indebtedness, obtain future financing, and meet dividend obligations on our 7% preferred stock; our underfunded pension plans; significant changes in discount rates and the actual return on pension assets; the possibility of future impairment charges to our goodwill and long-lived assets; and operating and financial restrictions imposed on us by our bond indentures and credit agreement.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus and reports we have filed or will file with the SEC and which are incorporated by reference herein, including statements under the caption “Risk Factors” and “Forward-Looking Statements” in such reports. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. We undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by law.

DIVIDEND POLICY

We have not paid any dividends to date on our common stock and we do not currently anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and invest in our business. Any declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness and on general economic conditions and statutory and contractual restrictions applying to the payment of dividends and other considerations that our board of directors deems relevant. In addition, the covenants of the credit agreement governing our senior ABL facility and the indentures governing our 2018 Notes and PIK Toggle Notes limit our ability to pay dividends on our common stock and limit the ability of our subsidiaries to pay dividends to us. Our future dividend policy will also depend on the limitations of financing instruments and arrangements to which we may become a party. See “Description of Capital Stock” and “Description of Certain Indebtedness—Senior ABL Facility” and “—Senior Notes due 2018” and “—Senior PIK Toggle Notes due 2018.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock by the selling security holders.

SELLING SECURITY HOLDERS

The shares of common stock being offered by the selling security holders are those issuable upon conversion of our 7% preferred stock. For additional information regarding the issuances of the 7% preferred stock, see “Prospectus Summary” above. We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time.

The shares of common stock are being registered to permit public sales of the shares, and the selling security holders may offer those shares of common stock held by them for resale from time to time pursuant to this prospectus. However, the selling security holders are under no obligation to sell any of the shares of common stock offered pursuant to this prospectus. The selling security holders may also sell, transfer or otherwise dispose of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares of common stock. We may from time to time include additional selling security holders or additional information regarding selling security holders in amendments to this prospectus.

As used in this prospectus, “selling security holders” includes the successors-in-interest, donees, transferees or others who may later hold the selling security holders’ interests.

The table below lists the selling security holders and the number of shares of common stock being offered by this prospectus by each selling security holder based on its ownership of shares of the Series 7% preferred stock, as of June 30, 2013, assuming conversion of all 7% preferred stock held by such selling security holder on that date, without regard to any limitations on conversions and/or redemptions of the 7% preferred stock and without including any accrued dividends.

For information regarding the beneficial ownership of our common stock by each of the selling security holders with beneficial ownership in excess of 5% as of the record date for our most recent Annual Meeting of Stockholders (on a fully diluted basis assuming the conversion of all shares of 7% preferred stock and the exercise of warrants to purchase our common stock, but not including shares of common stock issuable upon vesting of restricted stock units or exercise of options to purchase our common stock issued pursuant to our employee benefit plans) and beneficial ownership of certain selling security holders who are members of our management, please see our most recently filed definitive proxy statement under the heading “Stock Ownership.” The total beneficial ownership of our common stock by each selling security holder with beneficial ownership of less than 5% on a fully diluted basis is not possible to determine because it is believed that many of these shares are held in street name. For a description of any position, office or any other material relationship a selling security holder has had with us or our affiliates during the past three years, see our most recently filed definitive proxy statement and annual report on Form 10-K filed with the SEC. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Name of Selling Security Holder	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)
1798 US Special Situations Master Fund	342
Allen Campbell	11,373
Aoki and Co.	6,556
Brian O’Loughlin	4,073
Cudd and Co.	436,559
Frozenbell & Co.	24,274
Future Fund Board of Guardians	68,151
Helen Yantz	4,073
Iftco (New York)	98,985
Iftco (Boston)	1,025
J P Morgan Clearing Corporation	381,288
James Mcelya	81,950

Name of Selling Security Holder	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(1)
Joseph Emmi	4,187
Keith Stephenson	10,313
Lerner Enterprises LLC	16,983
Mac & Co.	182,468
Merrill Lynch Pierce Fenner & Smith Inc.	218,965
Michael Verwilst	4,086
Movepass and Co.	87,310
Oak Hill Credit Opportunities Financing, Ltd.	122,909
Offshore Asset Holding Vehicle B Ltd.	758,810
OHA Strategic Credit Master Fund II, L.P.	65,689
OHA Strategic Credit Master Fund, L.P.	294,503
OHA Strategic Credit Master Fund (Parallel II), L.P.	82,992
OHSF II Financing, Ltd.	179,503
Silver Point Capital Fund, L.P.	325,207
TD High Yield Bond Fund	1,887
Timothy Hefferon	8,369
UBS Securities, LLC	44,248
Waterfish and Co.	21,826

(1)	Includes shares of common stock issuable upon the conversion of the shares of 7% preferred stock held by each selling security holder, assuming a full quarter of accrued and unpaid dividends at the time of conversion. This table assumes that, upon conversion, the number of shares of common stock to be issued are rounded up to the nearest whole number.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

We have the authority to issue a total of 200,000,000 shares of capital stock, consisting of 190,000,000 shares of common stock and 10,000,000 shares of preferred stock. We have designated 2,000,000 shares of our authorized preferred stock as “7% cumulative participating convertible preferred stock.”

Common Stock

As of June 30, 2013, 13,139,513 shares of our common stock were issued and outstanding. As of such date, 3,548,904 shares of our common stock were issuable upon conversion of our issued and outstanding 7% preferred stock and 2,010,949 shares of our common stock were issuable upon exercise of our issued and outstanding warrants. Also as of such date, we have issued to our directors, officers and certain employees approximately 273,803 shares of common stock as restricted stock and options to purchase approximately 1,057,497 shares of common stock.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of our 7% preferred stock and any other series of our preferred stock which we may designate and issue in the future.

Voting rights

Holders of shares of common stock are entitled to one vote for each share on each matter properly submitted to our stockholders on which holders of common stock are entitled to vote. Except as otherwise provided by law, the holders of 7% preferred stock are entitled to vote (on an “as-converted” basis), together with holders of shares of common stock as one class, on all matters upon which holders of common stock have a right to vote. The holders of common stock and 7% preferred stock do not have cumulative voting rights.

Dividend rights

Subject to limitations under the DGCL and to the rights of holders of any outstanding series of preferred stock, the holders of shares of common stock are entitled to receive ratably dividends and other distributions when, as and if declared by our board of directors out of assets or funds legally available therefor. However, for so long as any shares of 7% preferred stock are outstanding, dividends may not be declared or paid on common stock (unless paid in common stock) unless (i) the full cumulative preferred dividends on the 7% preferred stock have been paid (in cash or “in-kind” with additional shares of 7% preferred stock (“additional preferred shares”)) and, in the case of a cash dividend, we have redeemed all additional preferred shares tendered to the Company pursuant to an offer to purchase such additional preferred shares required to be made by the Company as a condition to paying any such cash dividend and (ii) holders of 7% preferred stock simultaneously receive their participating dividend on an “as-converted” basis.

Liquidation rights

In the event of the liquidation, dissolution or winding-up of the Company, holders of common stock are entitled to share ratably in proportion to their shareholding in our assets, if any, remaining after the payment of all our debts and liabilities, subject to any liquidation preference of any outstanding series of preferred stock, including the 7% preferred stock.

Other rights

Holders of common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. Shares of our common stock are not convertible. All outstanding shares of common stock are, and any shares of common stock to be issued upon the conversion of the 7% preferred stock or exercise of warrants will be, fully paid and non-assessable.

Warrants to Purchase Common Stock

As of June 30, 2013, an aggregate of 2,010,949 warrants are issued and outstanding and 2,010,949 shares of common stock are issuable upon exercise of the warrants. The warrants are exercisable into shares of common stock at an exercise price of $27.25 per share (subject to adjustment in accordance with anti-dilution protections) or on a cashless basis whereby for each warrant exercised its holder will receive a number of shares of common stock equal to (i) the closing sale price (as defined in the Warrant Agreement (the “warrant agreement”) that the Company entered into with Computershare Inc. and Computershare Trust Company, N.A. on May 27, 2010) minus the exercise price (in each case as of the exercise date) divided by (ii) such closing sale price. The warrants may be exercised at any time prior to the close of business on November 27, 2017.

The warrants are subject to certain anti-dilution protection. The warrant exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events with respect to the common stock, including: subdivisions, combinations or reclassifications of shares of common stock; stock dividends; certain distributions of securities, cash or other property; certain tender or exchange offers; shareholder rights plans; and certain issuances of common stock or securities convertible into or exchangeable or exercisable for common stock. Warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock. The warrants are not redeemable.

The foregoing description of the warrants and the warrant agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the warrant agreement, a copy of which is filed as exhibit to the registration statement of which this prospectus is a part.

7% Preferred Stock

As of June 30, 2013, 810,382 shares of 7% preferred stock were issued and outstanding.

The following is a summary of material terms of the 7% preferred stock, contained in the certificate of designations for the 7% preferred stock. This summary description is qualified in its entirety by reference to the full text of the certificate of designations for the 7% preferred stock, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Ranking

The 7% preferred stock ranks senior to the common stock and all other classes or series of our capital stock, except for any other class or series, the terms of which expressly provide that it ranks on a parity with the 7% preferred stock with respect to preferred dividend rights, rights of redemption and rights upon liquidation, dissolution or winding-up of the Company (“junior securities”).

Liquidation rights

In the event of the Company’s liquidation, dissolution or winding-up, holders of 7% preferred stock are entitled to priority in payments from us in an amount per share of 7% preferred stock equal to the greater of (x) the stated value of the 7% preferred stock (currently one hundred dollars, subject to adjustments for any stock split or combination or similar recapitalization of the 7% preferred stock) (the “stated value”) plus accrued and unpaid cumulative preferred dividends and (y) the amount such share of 7% preferred stock would be entitled to receive pursuant to such liquidation, dissolution or winding-up if such share had been converted into shares of common stock.

Dividend rights

Holders of 7% preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative preferred cash dividends at the rate of 7% per annum on the sum of (x) the stated value and (y) all accrued and unpaid dividends for all past dividend periods. Dividends are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. We may, at our option, pay preferred dividends “in-kind” with additional preferred shares; provided that all accrued and unpaid dividends for all past dividend periods have been declared and paid in full (whether in cash or in-kind). In addition to the cumulative preferred dividends, holders of shares of 7% preferred stock are entitled to receive dividends and distributions (other than distributions payable in common stock) to the same extent, on the same basis and at the same time as dividends and distributions with respect to the common stock determined, when, as and if declared by our board of directors, out of funds legally available therefor, in accordance with the number of shares of common stock issuable upon conversion of the 7% preferred stock at the time such dividend is declared (each, a “participating dividend”).

For so long as any shares of 7% preferred stock are outstanding, dividends may not be declared or paid on any junior security (unless paid in a junior security, and, in the case of common stock, unless paid in common stock) and we may not acquire any junior security unless the full cumulative preferred dividends on the 7% preferred stock have been paid (in cash or additional preferred shares) and, in the case of a cash dividend on or cash acquisition of any junior security, unless we have redeemed all additional preferred shares tendered to the Company pursuant to an offer to purchase such additional preferred shares required to be made by the Company as a condition to such cash dividend or acquisition. However, the foregoing restriction will not apply so long as (i) any such repurchase, redemption or other acquisition of junior securities is completed at a cash price per share greater than the then-applicable conversion price of the 7% preferred stock and (ii) no additional preferred shares have been issued by the Company on or after March 18, 2013. We also may not declare or pay any dividend or make any distribution on our common stock unless the holders of 7% preferred stock simultaneously receive their participating dividend.

Conversion rights

Conversion at the option of holders

Shares of 7% preferred stock are convertible at any time and from time to time into shares of common stock at the option of the holders. The initial and current conversion price of the 7% preferred stock is $23.30574 per share of common stock, subject to adjustment upon certain events with respect to the common stock, including: dividends and distributions on the common stock payable in common stock; subdivisions, splits, combinations and reclassifications of common stock; certain tender or exchange offers; rights plans; reorganizations where the common stock is converted into or exchanged for securities, cash or other property; and certain issuances of common stock or securities convertible into or exchangeable or exercisable for common stock. The number of shares of common stock deliverable upon conversion is equal to the number obtained by dividing (i) the sum of the stated value and all accrued and unpaid cumulative preferred dividends by (ii) the conversion price.

Conversion at the option of the Company

We may cause the mandatory conversion of some or all of the 7% preferred stock into the number of shares of common stock as provided in the preceding paragraph, at any time on or after May 27, 2013 if (i) the closing sale price of the common stock exceeded 155% of the conversion price for each of 30 consecutive trading days within the 45-day period prior to the notification by us to the holders of the 7% preferred stock of our exercise of the conversion right, (ii) the common stock has been listed on the NYSE or NASDAQ and has been registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) a registration statement covering resales of the common stock issuable upon conversion of the 7% preferred stock has been declared effective prior to the date of the conversion notice and will remain available for resales for at least 60 days after the conversion date, subject to certain exceptions.

We are in the process of seeking to list our common stock on the NYSE. If the NYSE approves the listing of our common stock, we intend to exercise our right to cause the mandatory conversion of all outstanding shares of 7% preferred stock into the applicable number of shares of common stock per holder as soon as practical after all conditions as described above have been satisfied. We cannot assure you that the NYSE will approve the listing of our common stock or if or when all conditions will be met that would permit us to cause the mandatory conversion of the outstanding 7% preferred stock.

Conversion upon an initial public offering

We may cause the conversion of all shares of 7% preferred stock into shares of common stock immediately prior to the consummation of an underwritten initial public offering of the common stock if (i) the holders of two-thirds of the then outstanding shares of 7% preferred stock approve the conversion and (ii) the common stock has been listed on the NYSE or NASDAQ and has been registered pursuant to Section 12 of the Exchange Act.

Conversion upon the occurrence of certain transactions

In the event of a “cash transaction” (as defined below), we may, at our option, cause all of the shares of 7% preferred stock to be converted in the cash transaction into a cash amount per share (the “cash transaction value”) equal to the greater of (i) in the case of a cash transaction that occurs (A) on or after May 27, 2011 and prior to May 27, 2015, the sum of the stated value plus accrued and unpaid cumulative preferred dividends to the date of the consummation of the cash transaction (the “consummation date”) multiplied by 1.125 and (B) thereafter, the sum of the stated value plus accrued and unpaid cumulative preferred dividends to the consummation date and (ii) the conversion value of a share of the 7% preferred stock as of the consummation date (the product of the closing sale price of the common stock times the number of shares of common stock into which a share of 7% preferred stock is convertible into, in each case as of the consummation date). “Cash transaction” means a merger, consolidation, share exchange or other similar transaction or a sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s consolidated assets in which all of the common stock is converted into the right to receive cash.

Redemption rights

Redemption rights upon the occurrence of certain transactions

On or within 30 days after receipt of a notice from us of certain events that constitute a change of control (as defined in the certificate of designations for our 7% preferred stock) or involve a cash transaction have occurred, the holders of 7% preferred stock may require us to redeem all or a portion of their 7% preferred stock at a cash price per share equal to the greater of (x) the stated value plus accrued and unpaid cumulative preferred dividends or (y) the value of the shares of the common stock into which a share of 7% preferred stock is convertible on the second trading day prior to the redemption date (based on the closing sale price of the common stock on such trading date). If a cash transaction occurs prior to May 27, 2015, holders of 7% preferred stock will be entitled to receive (instead of the cash price specified in the preceding sentence) a cash price per share equal to the greater of (i) the cash transaction value and (ii) the conversion value of the 7% preferred stock as of the consummation date.

Redemption at the option of the Company

From and after May 27, 2016, we may, at our option, redeem shares of 7% preferred stock at any time, in whole or in part, at a cash price per share equal to the greater of (x) the sum of the stated value plus accrued and unpaid cumulative preferred dividends to the redemption date (which sum will be multiplied by 1.125 if the redemption occurs prior to May 27, 2017) (the “redemption value”) and (y) 75% of the conversion value of the 7% preferred stock as of the second trading day prior to the redemption date. If 75% of the conversion value of the 7% preferred stock exceeds the redemption value (the amount of such excess being referred to as the “excess value”), we have the right to redeem the shares of 7% preferred stock by paying an amount in cash equal to the redemption value and issuing such number of shares of common stock equal to the excess value. We may not exercise our optional redemption right unless a registration statement covering resales of the common stock issuable upon conversion of the 7% preferred stock has been declared effective prior to the date of the redemption notice and will continue to be effective and available for resales for at least 60 days after the redemption date, subject to certain exceptions. In addition, in order for the us to exercise our optional redemption right, all cumulative preferred dividends and all participating dividends must have been paid for all past dividend periods.

Voting rights

Each share of 7% preferred stock carries one vote for each share of common stock into which such share of 7% preferred stock may be converted on the record date for the determination of the stockholders entitled to vote and will be entitled to vote on any matter upon which shares of the common stock are entitled to vote, voting together with the common stock and not as a separate class. In addition, the holders of two-thirds of the outstanding 7% preferred stock are required to approve certain actions, including:

•	changes to our certificate of incorporation or the certificate of designations for the 7% preferred stock that are adverse to the rights or powers of the 7% preferred stock;

•

changes to the 7% preferred stock (whether by merger, consolidation, reclassification or otherwise) into cash, securities or other property; except in accordance with the certificate of designations or, in the case of a merger or consolidation involving the Company in which it is not the surviving entity, the 7% preferred stock may be exchanged for an equivalent number of shares of preferred stock of the surviving or resulting entity with substantially the same terms as the 7% preferred stock;

•

any issuance of shares of 7% preferred stock (other than additional preferred shares issued as “in-kind” dividends); provided, however, that any issuance of shares of 7% preferred stock that are not offered to the existing holders of 7% preferred stock on a pro rata basis relative to their holdings on the same terms as offered to other participants in the issuance shall require the approval of each holder of 7% preferred stock;

•

the creation, authorization, issuance or increase in the authorized amount of any equity security that ranks equally with or senior to the 7% preferred stock with respect to dividend rights, rights of redemption or rights of liquidation, dissolution or winding-up of the Company; and

•	the conversion of the shares of 7% preferred stock into shares of common stock immediately prior to the consummation an underwritten initial public offering.

Transfer Agent

Our transfer agent is Computershare Trust Company, N.A.

Section 203 of the Delaware General Corporation Law Does Not Apply

We are not governed by Section 203 of the DGCL. Section 203 of the DGCL provides that an “interested stockholder” (a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the outstanding voting stock of a corporation) may not engage in business combinations (such as mergers, consolidations, asset sales and other transactions in which an interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders) with the corporation for a period of three years after the date on which the person became an interested stockholder unless: (i) prior to such time, the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s outstanding voting stock at the time the transaction commenced; or (iii) at or after the time a person became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

Certain provisions that are included in our certificate of incorporation and bylaws, which are summarized in the following paragraphs, and applicable provisions of the DGCL, may have the effect of discouraging transactions that involve an actual or threatened change of control of the Company or changing our board of directors and management. In addition, provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Blank check preferred

Our board of directors is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to establish the number of shares to be included in each series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each series and the qualifications, limitations and restrictions thereof. We may issue our preferred stock in ways that may delay, deter or prevent a change in control of the Company without further action by our stockholders and may affect the voting and other rights of the holders of our common stock. The issuance of our preferred stock with voting and conversion rights also may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. Our board of directors may issue, or reserve for issuance, any series of preferred stock to be used in connection with a “poison pill” or similar “shareholder rights plan” which, if implemented, may delay, deter or prevent a change in control of the Company.

7% preferred stock

The rights of holders of our 7% preferred stock to require us to redeem all or a portion of their 7% preferred stock upon the occurrence of certain events that constitute a change of control or involve a cash transaction could have the effect of discouraging third parties from pursuing certain transactions with us, which may other wise be in the best interest of our stockholders. See “Description of Capital Stock—7% Preferred Stock—Redemption rights—Redemption rights upon the occurrence of certain transactions.”

Directors, not stockholders, fix the size of our board of directors

Our certificate of incorporation provides that the number of directors on our board of directors is initially seven and shall be fixed from time to time by our board of directors.

Remaining directors, not stockholders, fill board vacancies

Newly created directorships resulting from any increase in our authorized number of directors and vacancies in our board of directors resulting from death, resignation, retirement, disqualification or removal from office may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Calling of special meetings of stockholders

Our certificate of incorporation provides that special meetings of our stockholders: (i) may be called by the chairman of the board, the chief executive officer, or any member of the board of directors pursuant to a resolution adopted by a majority of our board of directors; and (ii) must be called by the secretary at the written request (a “special meeting request”) of the holders of record of at least 20% of the voting power of the outstanding stock entitled to vote on the matter or matters to be brought before the proposed special meeting.

Stockholder action by written consent permitted in only limited circumstances

The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our certificate of incorporation provides that our stockholders may not act by written consent, unless the action by written consent of the stockholders is approved in advance by a resolution of our board of directors or except as expressly provided by the terms of any series of preferred stock.

Advance notice requirements for stockholder proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals. Stockholders will only be able to consider proposals at an annual meeting that are specified in the notice of meeting or brought before the annual meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. In order to bring business before an annual meeting, a stockholder’s notice must be received by the secretary of the Company at our principal executive offices not later than 90 calendar days or earlier than 120 calendar days before the first anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by a stockholder to be timely must be so received not earlier than 120 calendar days and not later than 90 calendar days before the date of such annual meeting or the tenth day following the date on which public announcement of the date of the annual meeting is first made by the Company. The adjournment or postponement of an annual meeting or the public announcement thereof does not commence a new time period for the giving of a stockholder’s notice as described above.

Under our bylaws, the business transacted at any special meeting is limited to those matters stated (i) in the notice of such special meeting and (ii) if applicable, in the special meeting request. In the case of a special meeting called due to a special meeting request, a stockholder proper notice to our secretary must be received not later than 15 days prior to the meeting.

Advance notice requirements for director nominations

Our bylaws establish advance notice procedures with respect to stockholder nomination of candidates for election as directors (other than as may be provided by the terms of any series of preferred stock with respect to the rights of holders of such series of preferred stock to elect directors). Stockholders will only be able to consider nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. In order to nominate directors to our board of directors at an annual meeting, a stockholder’s notice must be received by the secretary of the Company at our principal executive offices not later than 90 calendar days or earlier than 120 calendar days before the first anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by a stockholder to be timely must be so received not earlier than 120 calendar days and not later than 90 calendar days before the date of such annual meeting or the tenth day following the date on which public announcement of the date of the annual meeting is first made by the Company. Notwithstanding the foregoing, if the number of directors to be elected to our board of directors at an annual meeting is greater than the number of nominees of the Company and there is no public announcement by us of a decrease in the size of the board of directors at the time notice of the meeting is given to stockholders, a stockholder’s notice shall be timely (but only with respect to the directorships for which the Company has not provided nominees) if proper notice is received not later than 10 days following the date that the notice of the meeting was given by us.

In order to nominate directors at a special meeting of stockholders called for the purpose of electing directors, a stockholder’s notice must be received by the secretary of the Company at our principal executive offices not earlier than 120 calendar days and not later than 90 calendar days before the date of the special meeting or the tenth day following the date on which public announcement of the date of the special meeting is first made by the Company. In the case of a special meeting of stockholders called due to a special meeting request for the purpose of electing directors, proper notice must be received not later than 15 days prior to the meeting.

The adjournment or postponement of an annual meeting or special meeting or the public announcement thereof does not commence a new time period for the giving of a stockholder’s notice as described above.

Amendments to certificate of incorporation

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions may be amended or repealed by our stockholders only by a vote of at least two-thirds of the voting power of all then outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class:

•	the number, election and terms of the directors;

•	the ability of our board of directors to fill vacancies on the board;

•	the removal of directors;

•	the rights of the holders of preferred stock to elect directors;

•	the power of our board of directors to adopt, amend, alter or repeal the bylaws;

•	the limitation on stockholder action by written consent;

•	the limitation and notice requirements for special meetings; and

•	the amendment provision requiring that the above provisions be amended only with a two-thirds supermajority vote of our stockholders.

Limitations on directors’ and officers’ liability

Our certificate of incorporation contains a provision eliminating the personal liability of our directors to the Company or any of our stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. Our certificate of incorporation and our bylaws also contain provisions generally providing for indemnification and prepayment of expenses to our directors and officers to the fullest extent permitted by applicable law.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior ABL Facility

On April 8, 2013, the Company, Cooper-Standard Automotive Inc. (the “U.S. Borrower”), Cooper-Standard Automotive Canada Limited (the “Canadian Borrower”), Cooper-Standard Automotive International Holdings B.V. (the “Dutch Borrower”, and, together with the U.S. Borrower and the Canadian Borrower, the “Borrowers”) and certain subsidiaries of the Company, entered into a $150 million Amended and Restated Loan and Security Agreement (the “senior ABL facility”) with certain lenders, Bank of America, N.A., as agent (the “Agent”) for such lenders, Deutsche Bank Trust Company Americas, as syndication agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as joint lead arrangers and bookrunners, and other parties thereto, which amended and restated the existing $125 million senior secured asset-based revolving credit facility, dated as of May 27, 2010 (the date of our emergence from bankruptcy), among the Company, the U.S. Borrower, the Canadian Borrower, the lenders and other parties thereto.

This description is qualified in its entirety by reference to the complete text of the Amended and Restated Loan and Security Agreement governing our senior ABL facility, which is included as an exhibit to the registration statement of which this prospectus is a part.

General

Our senior ABL facility provides for an aggregate revolving loan availability of up to $150 million, subject to borrowing base availability, including a $50 million letter of credit sub-facility and a $25 million swing line sub-facility. Our senior ABL facility also provides for an uncommitted $75 million incremental loan facility, for a potential total senior ABL facility of $225 million (if requested by the Borrowers and the lenders agree to fund such increase). No consent of any lender (other than those participating in the increase) is required to effect any such increase.

Maturity

Any borrowings under our senior ABL facility will mature, and the commitments of the lenders under our senior ABL facility will terminate, on March 1, 2018.

Use of Proceeds

Proceeds from the senior ABL facility may be used by the Borrowers to issue commercial and standby letters of credit, to finance ongoing working capital needs and for general corporate purposes.

Borrowing Base

Loan (and letter of credit) availability under our senior ABL facility is subject to a borrowing base, which at any time is limited to the lesser of: (A) the maximum facility amount (subject to certain adjustments) and (B) (i) up to 85% of eligible accounts receivable; plus (ii) up to the lesser of 70% of eligible inventory or 85% of the appraised net orderly liquidation value of eligible inventory; minus reserves established by the Agent. The accounts receivable portion of the borrowing base is subject to certain formulaic limitations (including concentration limits). The inventory portion of the borrowing base is limited to eligible inventory, as determined by periodic independent appraisals. The borrowing base is also subject to certain reserves, which are established by the Agent (which may include changes to the advance rates indicated above). Loan availability under our senior ABL facility is apportioned, as follows: $130 million to the U.S. Borrower, of which a $50 million subline is available to the European Borrower, and $20 million to the Canadian Borrower.

Guarantees; Security

The obligations of the U.S. Borrower, the Canadian Borrower and the European Borrower under our senior ABL facility, as well as certain cash management arrangements and interest rate, foreign currency or commodity swaps entered into by the such Borrowers and their subsidiaries, and certain credit lines entered into by non-U.S. subsidiaries, in each case with the lenders and their affiliates (collectively, “Additional ABL Secured Obligations”) are guaranteed on a senior secured basis by the Company and its U.S. subsidiaries (with certain exceptions), and the obligations of the Canadian Borrower under our senior ABL facility and Additional ABL Secured Obligations of the Canadian Borrower and its Canadian subsidiaries are, in addition, guaranteed on a senior secured basis by the Canadian subsidiaries of the Canadian Borrower. The obligations under the senior ABL facility and related guarantees are secured by a first priority lien on all of each Borrower’s and each guarantor’s existing and future personal property consisting of accounts receivable, payment intangibles, inventory, documents, instruments, chattel paper and investment property, certain money, deposit accounts and securities accounts and certain related assets and proceeds of the foregoing, with various enumerated exceptions, including that: (i) the collateral owned by Canadian Borrower or any of its Canadian subsidiaries that are Guarantors only secure the obligations of Canadian Borrower and such subsidiaries arising under our senior ABL facility and Additional ABL Secured Obligations and (ii) no liens have been granted on any assets or properties of the European Borrower or any other non-US subsidiaries of the Company (other than the Canadian Borrower and Canadian Guarantors, as otherwise specified above) in connection with the senior ABL facility.

Interest

Borrowings under our senior ABL facility bear interest at a rate equal to, at the Borrowers’ option:

•	in the case of borrowings by the U.S. Borrower, LIBOR or the base rate plus, in each case, an applicable margin; or

•	in the case of borrowings by the European Borrower, LIBOR plus an applicable margin; or

•	in the case of borrowings by the Canadian Borrower, BA rate, Canadian prime rate or Canadian base rate plus, in each case, an applicable margin.

The initial applicable margin is 1.5% with respect to the LIBOR or Canadian BA rate-based borrowings and 0.50% with respect to U.S. base rate, Canadian prime rate and Canadian base rate borrowings. The applicable margin is subject, in each case, to quarterly pricing adjustments (based on average facility availability) commencing approximately three months after April 8, 2013.

Fees

In addition to paying interest on outstanding principal under our senior ABL facility, the Borrowers are required to pay a fee in respect of committed but unutilized commitments equal to 0.25% per annum when overall usage of the senior ABL facility is greater than 50%, and 0.375% per annum when usage of the senior ABL facility is equal to or less than 50%. The Borrowers are also required to pay a fee on outstanding letters of credit under the senior ABL facility at a rate equal to the applicable margin in respect of LIBOR and BA-based borrowings plus a fronting fee at a rate of 0.125% per annum to the issuer of such letters of credit, together with customary issuance and other letter of credit fees. Our senior ABL facility also requires the payment of customary agency and administrative fees.

Voluntary Prepayments

The Borrowers are able to voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans, in each case, in whole or in part, at any time without premium or penalty (other than customary breakage and related reemployment costs with respect to repayments of LIBOR-based borrowings).

Covenants; Events of Default

Our senior ABL facility includes affirmative and negative covenants that will impose substantial restrictions on our financial and business operations, including its ability to incur and secure debt, make investments, sell assets, pay dividends or make acquisitions. Our senior ABL facility also includes a requirement to maintain a monthly fixed charge coverage ratio of no less than 1.0 to 1.0 when availability under our senior ABL facility is less than specified levels. Our senior ABL facility also contains various events of default that are customary for comparable facilities.

Senior Notes due 2018

General

On May 11, 2010, CSA Escrow Corporation, sold $450 million aggregate principal amount of 8 1/2% senior notes due 2018. Upon our emergence from bankruptcy on May 27, 2010, CSA Escrow Corporation merged with and into Cooper-Standard Automotive Inc. (“CSA”), our direct wholly-owned subsidiary, with CSA as the surviving entity, and CSA assumed all of the obligations under the 2018 Notes and the indenture governing the 2018 Notes and the guarantees by the guarantors described below became effective. This description is qualified in its entirety by reference to the full text of the indenture governing the 2018 Notes, which is included as an exhibit to the registration statement of which this prospectus is a part.

Guarantees

The 2018 Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by Cooper-Standard Holdings Inc. and all of CSA’s wholly-owned domestic restricted subsidiaries (collectively, the “guarantors” and, together with CSA, the “obligors”). If CSA or any of its domestic restricted subsidiaries acquires or creates another wholly-owned domestic restricted subsidiary that guarantees certain debt of CSA or a guarantor, such newly acquired or created subsidiary is also required to guarantee the 2018 Notes.

Ranking

The 2018 Notes and each guarantee constitute senior debt of CSA and each guarantor, respectively. The 2018 Notes and each guarantee (1) rank equally in right of payment with all of the applicable obligors’ existing and future senior debt, (2) rank senior in right of payment to all of the applicable obligors’ existing and future subordinated debt, (3) are effectively subordinated in right of payment to all of the applicable obligors’ existing and future secured indebtedness and secured obligations to the extent of the value of the collateral securing such indebtedness and obligations and (4) are structurally subordinated to all existing and future indebtedness and other liabilities of CSA’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to CSA or one of the guarantors).

Optional Redemption

CSA has the right to redeem the 2018 Notes at the redemption prices set forth below:

•

on and after May 1, 2014, all or a portion of the 2018 Notes may be redeemed at a redemption price of 104.250% of the principal amount thereof if redeemed during the twelve-month period beginning on May 1, 2014, 102.125% of the principal amount thereof if redeemed during the twelve-month period beginning on May 1, 2015, and 100% of the principal amount thereof if redeemed on or after May 1, 2016, in each case plus any accrued an unpaid interest to the redemption date;

•

prior to May 1, 2013, up to 35% of the 2018 Notes issued under the indenture may be redeemed with the proceeds from certain equity offerings at a redemption price of 108.50% of the principal amount thereof, plus any accrued and unpaid interest to the redemption date; and

•	prior to May 1, 2014, all or a portion of the 2018 Notes may be redeemed at a price equal to 100% of the principal amount thereof plus a make-whole premium.

Change of Control

If a change of control occurs with respect to Cooper-Standard Holdings Inc. or CSA, unless CSA has exercised its right to redeem all of the outstanding 2018 Notes through an optional redemption (as described above), each noteholder shall have the right to require that CSA repurchase such noteholder’s 2018 Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of the noteholders of record on the relevant record date to receive interest due on the relevant interest payment date.

Covenants; Events of Default

The indenture governing our 2018 Notes limits, among other things, the ability of CSA and its restricted subsidiaries to pay dividends or make distributions, repurchase equity, prepay subordinated debt or make certain investments, incur additional debt or issue certain disqualified stock and preferred stock, sell assets, incur liens, enter into transactions with affiliates and allow to exist certain restrictions on the ability of a restricted subsidiary to pay dividends or to make other payments or loans to or transfer assets to CSA, in each case, subject to certain exclusions and other customary exceptions. The indenture also limits the ability of CSA, Cooper-Standard Holdings Inc. and a subsidiary guarantor to merge or consolidate with another entity or sell or substantially all of its assets. In addition, certain of these covenants will not be applicable during any period of time when the 2018 Notes have an investment grade rating. The indenture also contains customary events of default.

Senior PIK Toggle Notes due 2018

General

On April 3, 2013 and May 20, 2013, Cooper-Standard Holdings Inc. issued $175 million and $25 million, respectively, in aggregate principal amount of our Senior PIK Toggle Notes due 2018 in an offering to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. We issued the PIK Toggle Notes pursuant to an indenture dated as of April 3, 2013 between the Company and U.S. Bank National Association, as trustee and an officer’s certificate dated May 20, 2013. This description is qualified in its entirety by reference to the full text of the indenture governing the PIK Toggle Notes, which is included as an exhibit to the registration statement of which this prospectus is a part.

Guarantees

The PIK Toggle Notes were not guaranteed as of the issue dates. If any of our wholly-owned domestic restricted subsidiaries guarantees certain debt of the Company, such subsidiary will also be required to guarantee the PIK Toggle Notes.

Ranking

The PIK Toggle Notes constitute senior unsecured debt of the Company.

Optional Redemption

The Company has the right to redeem the PIK Toggle Notes at the redemption prices set forth below:

•

at any time (which may be more than once) before April 1, 2014, we may redeem up to 100% of the aggregate principal amount of the PIK Toggle Notes with the net proceeds of one or more equity offerings at a price of 102.000% of the face amount of the PIK Toggle Notes, plus accrued and unpaid interest to the date of redemption;

•

prior to April 1, 2014, we may redeem the PIK Toggle Notes at its option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount thereof plus the applicable make-whole premium as of, and accrued and unpaid interest thereon, if any, up to, but not including, the applicable redemption date; and

•

on or after April 1, 2014, we may redeem all or a part of the PIK Toggle Notes, at 102.000% of the principal amount if redeemed during the twelve-month period beginning on April 1, 2014; 101.000% of the principal amount if redeemed during the twelve-month period beginning on April 1, 2015; and 100% of the principal amount if redeemed on or after April 1, 2016, in each case, plus accrued and unpaid interest to the redemption date.

Change of Control

If a change of control occurs with respect to the Company, unless we have exercised our right to redeem all of the outstanding PIK Toggle Notes, each noteholder shall have the right to require us to repurchase such noteholder’s PIK Toggle Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

Covenants; Events of Default

The indenture governing our PIK Toggle Notes limits, among other things, the ability of the Company and its restricted subsidiaries to pay dividends or make distributions, repurchase equity, prepay subordinated debt or make certain investments, incur additional debt or issue certain disqualified stock and preferred stock, sell assets, incur liens, enter into transactions with affiliates and allow to exist certain restrictions on the ability of a restricted subsidiary to pay dividends or to make other payments or loans to or transfer assets to the Company, in each case, subject to certain exclusions and other customary exceptions. The indenture also limits the ability of the Company to merge or consolidate with another entity or sell or substantially all of its assets. In addition, certain of these covenants will not be applicable during any period of time when the PIK Toggle Notes have an investment grade rating. The indenture also contains customary events of default.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences of holding and disposing of our common stock. This summary applies only to holders that are beneficial owners of our common stock and that hold common stock as a “capital asset” (generally, property held for investment). This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing final, temporary and proposed Treasury regulations, administrative pronouncements by the U.S. Internal Revenue Service (the “IRS”), and judicial decisions, all as in effect or in existence as of the date of this prospectus and all of which at any time may be repealed, revoked or modified or subject to differing interpretations so as to result in U.S. federal income tax consequences different from those discussed below, possibly with retroactive effect. The Company has not obtained, and does not intend to obtain, any ruling from the IRS concerning any of the U.S. federal income tax consequences discussed in this summary. Accordingly, there can be no assurance that the IRS will not assert a different position concerning any of the U.S. federal income tax consequences discussed below or that any such position would not be sustained by a court.

This summary does not purport to address all U.S. federal income tax consequences that may be relevant to a particular holder and you are urged to consult your own tax advisor regarding your specific tax situation. In particular, this summary does not address the tax consequences that may be relevant to holders in special tax situations including, for example:

•	banks and financial institutions;

•	insurance companies;

•	brokers, dealers and traders in securities, currencies or commodities;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	United States persons liable for alternative minimum tax;

•	certain U.S. expatriates;

•	regulated investment companies or real estate investment trusts;

•	persons that actually or constructively own 10% or more (measured by voting power or value) of our stock;

•	persons who acquired our common stock pursuant to the exercise of any employee share option or otherwise as compensation, or pursuant to a tax free or tax deferred transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships, including entities and arrangements classified as partnerships for U.S. federal income tax purposes, and persons holding our common stock through partnerships; or

•	persons holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security.

This discussion does not address any tax consequences other than U.S. federal income tax consequences.

In this discussion, a “U.S. Holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any State thereof or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person.”

In this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that is not a U.S. Holder and not a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes).

The tax treatment of a partner in a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that holds our common stock generally will depend on the partner’s status, the activities of the partnership and certain determinations made at the partner level. A prospective investor in our common stock that is a partnership, and partners in such a partnerships, should consult their own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE U.S. STATE AND LOCAL, AND FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON STOCK.

Taxation of U.S. Holders of Common Stock

Dividends and Other Distributions on Common Stock.

Distributions on our common stock will be included in a U.S. Holder’s gross income as ordinary dividend income when paid to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions on our common stock received by a U.S. Holder that exceed our current and accumulated earnings and profits will be treated first as a non-taxable return of capital reducing (but, not below zero) the U.S. Holder’s adjusted tax basis in the common stock and, to the extent such distributions exceed the U.S. Holder’s adjusted tax basis in the common stock, as capital gain. Subject to certain exceptions, dividends received by non-corporate U.S. Holders currently are taxed at a maximum rate of 20%, provided that certain holding period requirements are met. Dividends paid to corporate U.S. Holders will generally qualify for the dividends-received deduction, provided that certain holding period requirements are met.

Sale or Other Taxable Disposition of Common Stock.

Upon the sale or other taxable disposition of common stock, in general, a U.S. Holder will recognize taxable gain or loss measured by the difference, if any, between (i) the amount realized on the sale or other taxable disposition, and (ii) the U.S. Holder’s adjusted tax basis in the common stock disposed of. A U.S. Holder’s adjusted tax basis in the common stock generally would be computed by reference to the U.S. Holder’s cost to acquire such common stock, subject to certain adjustments, as discussed above. A U.S. Holder’s gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the U.S. Holder’s holding period for the common stock is more than one year. Subject to limited exceptions, capital losses cannot be used to offset ordinary income. Generally, long-term capital gain recognized by a non-corporate U.S. Holder is taxed at a maximum rate of 20%.

Backup Withholding and Information Reporting.

Information reporting will generally apply to a U.S. Holder with respect to payments of dividends on shares of our common stock and to certain payments of proceeds on the sale or other disposition of shares of our common stock unless the U.S. Holder is an exempt recipient. Certain U.S. Holders may be subject to U.S. backup withholding on payments of dividends on shares of our common stock and certain payments of proceeds on the sale or other disposition of shares of our common stock unless the beneficial owner of shares of our common stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, which may entitle the U.S. Holder to a refund, provided the U.S. Holder timely furnishes the required information to the IRS.

Net Investment Income Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for a taxable year or (ii) the excess of the U.S. Holder’s modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” will generally include interest, dividends (including dividends paid with respect to our common stock), annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange or other taxable disposition of our common stock) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Taxation of Non-U.S. Holders of Common Stock

Dividends on Common Stock

Distributions will generally constitute ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions that exceed our current and accumulated earnings and profits will be treated first as a non-taxable return of capital reducing (but, not below zero) the Non-U.S. Holder’s tax basis in the common stock (as applicable) and, to the extent such distributions exceed the Non-U.S. Holder’s adjusted tax basis in the common stock (as applicable), as capital gain.

Any dividend paid to a Non-U.S. Holder with respect to our common stock generally will be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). In order to claim the benefit of an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder that does not timely provide us with the required certification, but that qualifies for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the manner of claiming the benefits.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty are attributable to a permanent establishment in the United States) are taxed on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. person for U.S. federal income tax purposes. In such cases, the dividend will not be subject to withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on a foreign corporation that has earnings and profits (attributable to dividends or otherwise) that are effectively connected with the conduct of a trade or business in the United States.

Sale or Other Taxable Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain realized on a sale or other taxable disposition of our common stock, unless one of the following applies:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); in these cases, the Non-U.S. Holder will generally be taxed on its net gain derived from the sale or other disposition at the regular graduated rates in the same manner as if the Non-U.S. Holder were a U.S. person for U.S. federal income tax purposes and, if the Non-U.S. Holder is a foreign corporation, the “branch profits tax” described above may also apply;

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition or exercise and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax; or

•

we are or become a “United States real property holding corporation,” or a “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of (i) the 5-year period ending on the date you dispose of the common stock or (ii) the period you held the common stock.

Generally, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC.

Information Reporting and Backup Withholding

Annual reporting to the IRS and to each Non-U.S. Holder will be required as to the amount of distributions (other than certain distributions treated as gain on sale of stock) paid to such Non-U.S. Holder and the amount, if any, of tax withheld with respect to such distributions. This information may also be made available to the tax authorities in the Non-U.S. Holder’s country of residence. Dividends generally are not subject to “backup withholding” if the Non-U.S. Holder properly certifies as to its non-U.S. status (usually by completing an IRS Form W-8BEN or IRS Form W-8ECI).

The payment of the proceeds of the sale, exchange or other disposition of our common stock to or through the U.S. office of a broker will be subject to both backup withholding and information reporting unless the Non-U.S. Holder, or beneficial owner thereof, as applicable, certifies its non-U.S. status on IRS Form W-8BEN or IRS Form W-8ECI or otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also generally apply to payments of the proceeds of a sale, exchange or other disposition of our common stock by non-U.S. offices of U.S. brokers or non-U.S. brokers with certain types of relationships to the United States unless the Non-U.S. Holder establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a Non-U.S. Holder may be refunded or credited against such Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Additional Withholding Tax Relating to Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have entered into an intergovernmental agreement with the United States governing these withholding taxes and reporting requirements may be subject to different rules.

Final Treasury Regulations provide that the withholding provisions described above will generally apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2017.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Each investor is encouraged to consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of shares of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

PLAN OF DISTRIBUTION

On behalf of the selling security holders, we are registering for resale 3,548,904 shares of our common stock issuable upon conversion of our 7% preferred stock. As used in this prospectus, “selling security holders” includes the successors-in-interest, donees, transferees or others who may later hold the selling security holders’ interests. This prospectus may also be used by transferees of the selling security holders, including broker-dealers or other transferees who borrow or purchase these shares of common stock to settle or close out short sales of shares of our common stock. Selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any proceeds from sales by the selling security holders.

Any shares of common stock being offered by the selling security holders, under this prospectus and any accompanying prospectus supplement may be sold in any one or more of the following ways from time to time: directly to purchasers; through agents; to or through underwriters; through dealers; or through a combination of such methods of sale.

If underwriters are used for a sale of shares of our common stock, this prospectus will be amended or supplemented by means of an accompanying prospectus supplement setting forth the names of the underwriters, the terms of the underwriting, including discounts, commissions and other compensation to the underwriters, and other information about that specific underwritten offering. In any underwritten offering, the underwriters will acquire the shares for their own account. The underwriters may resell the shares in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the shares offered if they purchase any of the shares. The selling security holders may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. The selling security holders may use underwriters with whom they have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

In addition to the methods described above, the selling security holders may sell shares of common stock by one or more of the following methods, without limitation:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions on any exchange or quotation service on which our common stock may be listed or quoted at the time of sale in accordance with the rules of the applicable exchange or quotation service;

•	privately negotiated transactions;

•	settlement of short sales;

•	transactions in which broker-dealers may agree to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of put or call options, swaps, derivatives or other hedging transactions, whether through an options exchange or otherwise; or

•	a combination of any of the above or any other method permitted pursuant to applicable law.

We expect that the selling security holders will sell their shares primarily through underwritten public offerings, sales on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. Sales of the common stock may be made at fixed prices that may be changed, at varying prices determined at the time of sale, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution or other required information regarding the terms of a particular offering of common stock described in this prospectus.

The selling security holders will have the sole discretion not to accept any purchase offer or make any sale of their shares of common stock if they deem the purchase price to be unsatisfactory at a particular time.

Broker-dealers engaged by selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders or, if any broker-dealer acts as agent for the purchase of shares of common stock, from the purchaser, in amounts to be negotiated. Selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with sales of shares of common stock, or interests therein, selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. Selling security holders may also engage in short sales, puts and calls or other transactions in our securities or derivatives of our securities and may sell and deliver shares in connection with these transactions.

Selling security holders and broker-dealers or agents involved in an arrangement to sell any of the offered shares of common stock may, under certain circumstances, be deemed to be “underwriters” with respect to shares of common stock they sell within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent, may be deemed an underwriting discount and commission under the Exchange Act. No selling security holder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling security holder should notify us that they have a material arrangement with a broker-dealer for the resale of their common stock, we would file a prospectus supplement, if required pursuant to Rule 424(b) of the Securities Act, to describe the agreement between the selling security holder and broker-dealer or agent, provide required information regarding the plan of distribution, and otherwise revise the disclosure in this prospectus as needed. If required, we would also file the agreement between the selling security holder and the broker-dealer as an exhibit to a document incorporated or deemed incorporated by reference in this registration statement.

We have agreed to pay all fees and expenses incurred by us incident to the registration of our common stock, including SEC filing fees. Each selling security holder will be responsible for all costs and expenses in connection with the sale of their common stock, including brokerage commissions or dealer discounts. We have agreed to indemnify the selling security holders, and the selling security holders have agreed to indemnify us, against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act.

There can be no assurance that the selling security holders will sell any or all of the securities registered pursuant to the registration statement of which this prospectus forms a part.

To comply with the securities laws of certain jurisdictions, if applicable, the shares of common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Selling security holders and other persons participating in the sale or distribution of the common stock offered hereby, will be subject to applicable provisions of the Exchange Act and rules and regulations promulgated thereunder, including, without limitation, Regulation M. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of any of the shares of common stock by, selling security holders, affiliated purchasers and any broker-dealer or other person who participates in a distribution of the common stock. Under Regulation M, these persons are precluded from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares of common stock offered by this prospectus.

LEGAL MATTERS

The validity of the common stock offered in this prospectus is being passed upon for us by Sidley Austin LLP, Chicago, Illinois. If counsel for any underwriters passes on legal matters in connection with an offering of the common stock described in this prospectus, we will name that counsel in the prospectus supplement to that offering.

EXPERTS

The consolidated financial statements of Cooper-Standard Holdings Inc. and the Predecessor appearing in Cooper-Standard Holdings Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including the schedule appearing therein), and the effectiveness of Cooper-Standard Holdings Inc.’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and in accordance therewith we file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, such reports, proxy statements and other information may be accessed through the SEC Internet website located at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.cooperstandard.com. Our website is not a part of this prospectus.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act for the registration under the Securities Act of the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement which contains further information with respect to our company and our securities. Statements herein concerning the provisions of documents filed as exhibits to the registration statement are necessarily summaries of such documents, and each such statement is qualified by reference to the copy of the applicable document filed with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference in this prospectus the documents listed below, each of which should be considered an important part of this prospectus.

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013;

•

Current Reports on Form 8-K filed with the SEC on March 22, 2013 (Item 1.01 only), April 1, 2013, April 4, 2013, April 10, 2013, April 30, 2013, May 8, 2013 (only the 8-K disclosing Items 8.01 and 9.01), May 10, 2013 (only the 8-K disclosing Items 5.02, 5.07, and 9.01), May 15, 2013 (Item 1.01 only), May 23, 2013, and May 24, 2013; and

•	the description of our common stock contained in Form 8-A filed on March 21, 2011, and any amendment or report filed under the Exchange Act for the purpose of updating such description.

All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC), prior to the filing of a post-effective amendment which indicates that all common stock offered hereby have been sold or which deregisters all common stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such prior statement. Any statement contained in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain, free of charge, a copy of any of our filings (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) by writing or calling us at the following address and telephone number:

Cooper-Standard Holdings Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

(248) 596-5900

3,548,904 Shares of Common Stock

Offered by the Selling Security Holders

Prospectus

You should rely only on the information contained in this prospectus and any applicable prospectus supplement or amendment. We have not authorized any person to provide you with different information. This prospectus is not an offer to sell, and is not soliciting an offer to buy, these securities in any state or jurisdiction where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but our business, financial condition or results of operations may have changed since that date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, if any, payable by us relating to the sale of securities being registered. The selling security holders are responsible for any expenses incurred by them for brokerage, accounting, tax, or legal or other services incurred by the selling security holders in disposing of securities held by them. All amounts are estimates except the SEC registration fee.

SEC registration fee	$22,591.57
Legal fees and expenses	30,000
Accounting fees and expenses	35,000
Miscellaneous	25,000

Total	$112,591.57

Item 15.	Indemnification of Directors and Officers

Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Certificate of Incorporation. Section 9.2 of the Registrant’s third amended and restated certificate of incorporation (the “certificate of incorporation”) provides that the Registrant shall indemnify and hold harmless to the fullest extent authorized or permitted by law, as the same may be amended, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan

(hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Registrant shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) is authorized by the board of directors of the Registrant (whether before, during or after the pendency of such proceeding). The right to indemnification includes the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

In accordance with Section 102(b)(7) of the DGCL, Section 9.1 of the certificate of incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of the Registrant’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Bylaws. The Registrant’s bylaws (the “bylaws”) provide for the same indemnification for the Registrant’s directors and officers as the certificate of incorporation does. The bylaws also provide that expenses (including attorneys’ fees) incurred by a Covered Person in defending, testifying or otherwise participating in any proceeding for which such director or officer may be entitled to indemnification under the bylaws shall be paid by the Registrant in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the bylaws.

The indemnification provided by the certificate of incorporation or the bylaws is not deemed to be exclusive of any other right to which a Covered Person may be entitled under applicable law, the certificate of incorporation, the bylaws, an agreement, a vote of stockholders or disinterested directors or otherwise.

D&O Insurance. As permitted by Section 145 of the DGCL and the bylaws, the Registrant maintains standard policies of insurance under which coverage is provided to the Registrant’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by the Registrant to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

The above discussion of Section 145 of the DGCL and of the certificate of incorporation and the bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the DGCL, the certificate of incorporation and the bylaws.

Item 16.	Exhibits

The exhibits to this registration statement are listed on the Exhibit Index beginning on page II-7 hereof, which is incorporated by reference in this Item 16.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novi, State of Michigan, on July 16, 2013.

COOPER-STANDARD HOLDINGS INC.

By:	/S/ JEFFREY S. EDWARDS
Name:	Jeffrey S. Edwards
Title:	Chairman, Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby constitutes and appoints Jeffrey S. Edwards, Allen J. Campbell and Timothy W. Hefferon, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution, for and in the name and place of the undersigned, to sign in any and all capacities the registration statement and any and all amendments (including post-effective amendments) to the registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act necessary to be done to enable Cooper-Standard Holdings Inc. to comply with the provisions of the Securities Act and all the requirements of the Securities and Exchange Commission, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 16, 2013.

Signatures	Title

/S/ JEFFREY S. EDWARDS Jeffrey S. Edwards	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/S/ ALLEN J. CAMPBELL Allen J. Campbell	Chief Financial Officer (Principal Financial Officer)

/S/ HELEN T. YANTZ Helen T. Yantz	Controller (Principal Accounting Officer)

/S/ ORLANDO A. BUSTOS Orlando A. Bustos	Director

/S/ LARRY J. JUTTE Larry J. Jutte	Director

/S/ JEFFREY E. KIRT Jeffrey E. Kirt	Director

/S/ DAVID J. MASTROCOLA David J. Mastrocola	Director

Signatures	Title

/S/ STEPHEN A. VAN OSS Stephen A. Van Oss	Director

/S/ KENNETH L. WAY Kenneth L. Way	Director

Index to Exhibits

Exhibit No.	Description of Exhibit

1.1*	Form of Underwriting Agreement.

2.1	Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization, dated March 26, 2010 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 24, 2010).

4.1	Third Amended and Restated Certificate of Incorporation of Cooper-Standard Holdings Inc., dated May 27, 2010 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File no. 333-168316)).

4.2	Amended and Restated Bylaws of Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File no. 333-168316)).

4.3	Cooper-Standard Holdings Inc. Certificate of Designations 7% Cumulative Participating Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-1 (File no. 333-168316)).

4.4	Certificate of Amendment of Certificate of Designations of 7% Cumulative Participating Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 1, 2013).

4.5	Indenture, 8 1/2% Senior Notes due 2018, dated as of May 11, 2010, between CSA Escrow Corporation and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File no. 333-168316)).

4.6	Supplemental Indenture, Senior Notes due 2018, dated as of May 27, 2010, among Cooper-Standard Automotive Inc., Cooper-Standard Holdings Inc., the subsidiaries of Cooper-Standard Automotive Inc. set forth on the signature page thereto and U.S. Bank National Association, as trustee under the indenture (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 3, 2010).

4.7	Indenture, dated as of April 3, 2013, by and among Cooper-Standard Holdings Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on April 4, 2013).

4.8	Officer’s Certificate, dated May 20, 2013 (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed on May 23, 2013).

4.9	Registration Rights Agreement, dated as of May 27, 2010, by and among Cooper-Standard Holdings Inc., the Backstop Purchasers and the other holders party thereto (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on June 3, 2010).

4.10	Warrant Agreement, dated as of May 27, 2010, between Cooper-Standard Holdings Inc. and Computershare Inc. and Computershare Trust Company, N.A., collectively as Warrant Agent (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on June 3, 2010).

4.11	Form of 8 1/2% Senior Notes due 2018 (included in exhibit 4.5).

4.12	Forms of Senior PIK Toggle Notes due 2018 (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed on May 23, 2013).

4.13	Amended and Restated Loan and Security Agreement, dated April 8, 2013, by and among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper- Standard Automotive International Holdings B.V., Cooper-Standard Automotive Canada Limited and Bank of America, N.A., individually and as agent (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on April 10, 2013).

5.1	Opinion of Sidley Austin LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

Exhibit No.

23.2	Consent of Sidley Austin LLP (included in exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

*	To be filed or incorporated by reference as an exhibit to a document incorporated or deemed incorporated by reference in this registration statement.